Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 26, 2011 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the quarter ended March 31, 2011. Highlights for the quarter included the following:

•	Freight revenue of $124.4 million, a decrease of 3.8% compared with the first quarter of 2010;
•	Operating income of $0.3 million and an operating ratio of 99.8%, compared with operating income of $1.8 million and an operating ratio of 98.6% in the first quarter of 2010;
•	Net loss of $2.5 million, or ($0.17) per share, compared with a net loss of $2.2 million, or ($0.15) per share in the first quarter of 2010.

Financial and Operating Results
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “We were encouraged by an approximately 5.1% increase in average freight revenue per total mile, which we attribute to improvements in our freight mix and customer recognition of the combination of service and capacity that the Covenant Transportation Group companies offer. The increase in rates almost offset the impact of weaker utilization and increasing costs of fuel, driver pay, and insurance claims during the 2011 quarter. The poor utilization as compared to the first quarter of 2010 was primarily the result of two factors; more severe winter weather across the country than we have had in several years, and abnormally weak West coast freight demand. Our number of loads from the West Coast states declined over 17% from the prior year quarter. However, we have seen the West coast freight demand steadily improve over the last few weeks.

“For the first quarter of 2011, total revenue increased 2.9%, to $156.4 million from $152.0 million in the same quarter of 2010.  Freight revenue, which for these purposes excludes fuel surcharges, decreased 3.8%, to $124.4 million in the 2011 quarter from $129.3 million in the 2010 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported a net loss of $2.5 million, or ($0.17) per share, in the first quarter of 2011 compared to a net loss of $2.2 million, or ($0.15) per share, for the first quarter of 2010.”

Management Discussion—Asset Based Operations
Mr. Parker continued, “For the quarter, total revenue in our asset-based operations increased $8.1 million, or 5.7%, compared with the first quarter of 2010.  This increase consisted of higher fuel surcharge revenue totaling $9.3 million, offset by lower freight revenues totaling $1.2 million. The $1.2 million decrease in freight revenues related to a 1.0% decrease in average freight revenue per tractor per week with basically no change in our average tractor fleet.   Average freight revenue per tractor per week declined to $2,980 during the 2011 quarter from $3,009 during the 2010 quarter due to an approximately 5.8% decrease in miles per tractor, partially offset by an improved rate environment. Our average freight revenue per total mile increased 6.5 cents per mile (or 5.1%) compared with the first quarter of 2010, which was especially favorable given a 3.1% increase in our average length of haul from 860 miles to 886 miles. We were able to reduce our non-revenue miles by more than 20 basis points as compared to the first quarter of 2010 as we further tightened acceptable lanes within our freight network during the quarter.

“Our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) deteriorated approximately 140 basis points to 100.2%. Fixed costs decreased for the quarter. During the quarter, our capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by more than $1.5 million. This was assisted by a reduction of our leased trailers from our fleet related to operational efficiency, improved terms on a large portion of our remaining dry van trailers under a revised lease agreement, as well as an improving market for used tractors in first quarter of 2011 that contributed $1.8 million of gain on disposition of property and equipment. These fixed cost decreases were partially offset by increases in communications and property tax expense as we received credits for property taxes and communications in the first quarter of 2010 that did not recur in the 2011 period.

“We experienced higher salaries, wages and related expenses compared to the first quarter of 2010 on a cost per mile basis.  Driver wages increased on a cent per mile basis due to pay adjustments since the first quarter of 2010. The driver wage increase was partially offset by a 14.2% reduction in workers’ comp expense and a 12.6% reduction in health insurance costs compared to the prior year quarter.

“Fuel prices as measured by the Department of Energy averaged approximately $0.76/gallon (or 27%) higher in the first quarter of 2011 compared with the 2010 quarter and approximately $0.48/gallon (or 15%) sequentially higher than the fourth quarter of 2010. The higher prices and the negative effect that escalating fuel prices has on fuel surcharge recovery from customers resulted in a 0.7 cent per company mile increase in our per mile cost of fuel, net of fuel surcharge revenue compared with the first quarter of 2010 and a sequential 1.1 cent per mile increase in our per mile cost of fuel, net of fuel surcharge revenue compared with the fourth quarter of 2010. We continue to manage our idle time and truck speeds, as well as investing in more fuel-efficient tractors to improve our fuel miles per gallon (“mpg”), implement a disciplined approach to locking in fuel hedges when deemed appropriate, and partner with customers to favorably adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs.

“Insurance and claims per mile cost increased to 9.8 cents per mile in the first quarter of 2011 from 8.1 cents per mile in the first quarter of 2010. The increase related to additional claims reserves where new information or settlements led to increased expenses on past claims, as well as increased frequency of accidents related to the more severe winter weather across the nation in the 2011 quarter.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “Our brokerage subsidiary improved its profitability over the 2010 quarter. For the quarter, Solutions’ total revenue decreased 36.5%, to $6.5 million from $10.2 million in the same quarter of 2010.  This decrease in revenue related primarily to a decision to eliminate unprofitable freight and agents early in the first half of the 2010 fiscal year. Solutions’ net revenue (total revenue less purchased transportation) for the quarter increased 1.2% compared to the 2010 quarter.  Our gross margins improved as purchased transportation was 75.3% of total revenue in the current quarter, down from 84.5% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 15.8% of total revenue in the first quarter of 2011 from 11.5% of total revenue in the first quarter of 2010, as agent fees increased as a percentage of total revenues, but decreased as a percentage of gross margin, due to the significantly improved quarter-over-quarter gross margin percentage. The result of the above was operating income of $0.6 million and an operating ratio of 91.1%, compared with operating income of $0.4 million and an operating ratio of 96.0% in the first quarter of 2010.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At March 31, 2011, our total balance sheet debt and capital lease obligations, net of cash, were $225.3 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $44.8 million, including the residual value guarantees under those leases.  At March 31, 2011, our stockholders’ equity was $98.7 million, and our tangible book value was $86.0 million, or $5.86 per basic share.  Since the end of 2010, the Company's balance sheet debt and capital lease obligations, net of cash, have increased by $9.5 million, while the present value of financing provided by operating leases has decreased by approximately $2.6 million.  At March 31, 2011, our ratio of net debt to total balance sheet capitalization was 69.5%.

“Our existing annual tractor fleet plan for 2011 includes the addition and disposal of approximately 950 tractors, of which we took delivery of approximately 175 tractors in the first quarter. With a relatively young average fleet age of 21 months at March 31, 2011, we believe there is significant flexibility to manage our fleet and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $25.2 million of available borrowing capacity under our revolving credit facility at March 31, 2011. We were in compliance with our financial covenant at March 31, 2011.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers to fund most of our expected tractor purchases in 2011.”

The Company will host a live conference call tomorrow, April 27, 2011, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 93922875. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to equipment purchases and disposals, our evaluation of our tractor replacement cycle and new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended Mar 31,
($000s, except per share data)	2011	2010	% Change
Freight revenue	$124,418	$129,336	-3.8%
Fuel surcharge revenue	31,973	22,675
Total revenue	$156,391	$152,011	2.9%

Operating expenses
Salaries, wages, and related expenses	51,741	53,007
Fuel expense	50,671	42,158
Operations and maintenance	10,173	10,074
Revenue equipment rentals and purchased transportation	13,977	17,639
Operating taxes and licenses	3,102	2,329
Insurance and claims	8,690	7,614
Communications and utilities	1,335	834
General supplies and expenses	3,869	3,958
Depreciation and amortization, including gains and losses on disposition of equipment	12,532	12,582
Total operating expenses	156,090	150,195
Operating income	301	1,816
Other (income) expenses:
Interest expense	4,096	3,954
Interest income	(22)	(2)
Other	(28)	(47)
Other expenses, net	4,046	3,905
Loss before income taxes	(3,745)	(2,089)
Income tax expense (benefit)	(1,281)	87
Net loss	$(2,464)	$(2,176)

Basic and diluted earnings (loss) per share	$(0.17)	$(0.15)
Basic and diluted weighted average shares outstanding (000s)	14,677	14,191

	Three Months Ended Mar 31,
	2011	2010	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$117,912	$119,088	-1.0%
Covenant Transport Solutions non-asset based revenues	6,506	10,248	-36.5%
Freight revenue	$124,418	$129,336	-3.8%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.468	$1.400	4.9%
Average freight revenue per total mile	$1.328	$1.263	5.1%
Average freight revenue per tractor per week	$2,980	$3,009	-1.0%
Average miles per tractor per period	28,844	30,621	-5.8%
Weighted avg. tractors for period	3,078	3,079	0.0%
Tractors at end of period	3,039	3,082	-1.4%
Trailers at end of period	7,238	7,983	-9.3%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2011	12/31/2010
Total assets	$430,201	$432,366
Total equity	$98,715	$100,698
Total balance sheet debt, net of cash	$225,307	$215,798
Net Debt to Capitalization Ratio	69.5%	68.2%
Tangible book value per basic share	$5.86	$6.05

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